AMENDED AND RESTATED
                      ARTICLES OF INCORPORATION OF

                           TECHNE CORPORATION


                            ARTICLE 1 - NAME

1.1)  The name of the corporation shall be Techne Corporation.


                      ARTICLE 2 - REGISTERED OFFICE

2.1) The registered office of the corporation is located at 614 McKinley Place N.E., Minneapolis, Minnesota 55413.


                        ARTICLE 3 - CAPITAL STOCK

3.1) Authorized Shares; Establishment of Classes and Series. The aggregate number of shares that the corporation has the authority to issue shall be 105,000,000 shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and which shall consist of 5,000,000 undesignated shares and 100,000,000 common shares. The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one of more classes or filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series, which designation may include but is not limited to the designation or any class or series as additional common shares, and to fix the relative rights and preferences of each such class or series.

3.2) Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine valuing all nonmonetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

3.3) Issuance of Rights to Purchase Shares. The Board of Directors is further authorized from time to time to grant issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation or any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

3.4) Issuance of Shares to Holders of Another Class or Series. The Board is further authorized to issue shares of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.


                   ARTICLE 4 - RIGHTS OF SHAREHOLDERS

4.1) Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any pre-emptive rights to subscribe for or purchase additional shares of that class or series or to holders of another class or series to effectuate share dividends or splits.

4.2) No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.


         ARTICLE 5 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

5.1) Where approval of shareholders is required by law, the affirmative vote of the holders or at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.


             ARTICLE 6 - AMENDMENT OF ARTICLES OF INCORPORATION

6.1) Any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders or at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.


                 ARTICLE 7 - LIMITATION OF DIRECTOR LIABILITY

7.1) To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as director.


                      ARTICLE 8 - DIRECTOR ELECTIONS

8.1) Subject to the rights, if any, of the holders of one or more classes or series of preferred stock issued by the corporation, voting separately by a series to elect directors in accordance with the terms of such preferred stock, each director shall be elected by the vote of a majority of the votes cast with respect to the director at meeting of shareholders called for such purpose at which a quorum is present, provided that, at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors. For purposes for this Article 8, "a majority of the votes cast" means that the number of votes cast "for" a director must exceed the number of votes "against" the election of that director.